Free Writing Prospectus	Filed pursuant to Rule 433
Dated March 15, 2017	Registration Nos. 333-206749
and 333-206749-04

**FULL PXING** $869.86MM CNH Equipment Trust (CNH) 2017-A

ABS NEW ISSUE: $869.86MM CNH 2017-A

Joint Leads:  Citi (str.), Rabo Securities, Société Générale

Co-Managers:  BAML, BMO, Mizuho, RBC

Anticipated Capital Structure:

CLS	SIZE($MM)	WAL(y)*	S/F	L.FIN	BENCH	LAUNCH	Yield	CPN	PX
A-1	181.00	0.38	A-1+/F1+	04/13/2018	YLD	1.00%	1.000	1.00	100.00000
A-2	310.00	1.16	AAA/AAA	07/15/2020	EDSF	+15	1.649	1.64	99.99616
A-3	272.00	2.64	AAA/AAA	05/16/2022	ISWP	+22	2.080	2.07	99.99735
A-4	87.29	3.87	AAA/AAA	02/15/2024	ISWP	+42	2.496	2.48	99.98853
B	19.57	3.90	A+/A+	08/15/2024	ISWP	Retained

*WAL to 10% clean up call

NO GROW

BBG TICKER: CNH 2017-A

REGISTRATION: Public

EXPECTED RATINGS : S&P/Fitch

EXPECTED SETTLE: 3/22/17

ERISA ELIGIBLE: Yes

FIRST PAY: 4/17/17

MIN DENOMS: 1,000 x 1.00

BILL & DELIVER: Citi

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